Execution Version

Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2019 (the “Effective Date”), by and between AG US Group Services Inc. (the “Company”), BlueMountain Capital Management, LLC, a Delaware limited liability company (“BCM”), and Andrew Feldstein (“Executive”). The Company and Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.” Assured Guaranty Ltd. (“Parent”) and Assured Guaranty US Holdings Inc. (“AGUS”) (the Parent, AGUS, the Company and their Affiliates collectively referred to as the “Assured Guaranty Group”) are expressly intended to be third party beneficiaries of this Agreement. Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.
WHEREAS, Executive currently owns equity interests in BCM, BlueMountain GP Holdings, LLC and BlueMountain CLO Management LLC (such entities referred to as the “BlueMountain Operating Companies”) and serves as Chief Executive Officer, Chief Investment Officer and Executive Partner of BCM, BlueMountain CLO Management LLC and BlueMountain GP Holdings, LLC;
WHEREAS, Parent and AGUS have, concurrently with the execution and delivery of this Agreement, entered into a purchase agreement by and among the Blue Mountain Operating Companies, Executive, and certain other sellers named therein (the “Purchase Agreement”) pursuant to which AGUS is agreeing to purchase all of the equity interests in each of the BlueMountain Operating Companies (including those owned by Executive), subject to the terms and conditions contained therein;
WHEREAS, following the closing of such purchase (the “Transaction”), the Blue Mountain Operating Companies, among other entities, shall become wholly-owned subsidiaries of AGUS and shall be part of the Assured Guaranty Group for purposes of this Agreement;
WHEREAS, Parent and AGUS would not have entered into the Purchase Agreement but for Executive’s agreement to enter into this Agreement with the Company and BCM, and Executive would not have entered into the Purchase Agreement but for the Company and BCM’s agreement to enter into this Agreement with Executive;

WHEREAS, the Company and BCM desire to employ Executive, and Executive desires to be employed by the Company and BCM, in each case from and after the consummation of the Transaction, and pursuant to which Executive’s units in such BlueMountain Operating Companies will be sold to AGUS; and
WHEREAS, the Company, BCM, and Executive desire to enter into this Agreement pertaining to the employment of Executive by the Company and BCM from and after the consummation of the Transaction.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

AGREEMENT
1.    Agreement Term. The “Agreement Term” shall mean the period commencing on the Closing Date (as such term is defined in the Purchase Agreement) and, unless terminated sooner as provided in Section 6(a) hereof, continuing until the five (5)-year anniversary of the Closing Date. Following the end of the Agreement Term, Executive shall continue to be employed on an “at-will” basis, and the provisions of this Agreement shall no longer apply except to the extent that a provision hereunder specifically continues to apply after the end of the Agreement Term. For the avoidance of doubt, Sections 5, 7, 8, 9 and 10 shall continue in full force and effect on or after the end of the Agreement Term to the extent provided herein and subject to the terms and conditions hereof.
2.    Position and Duties.
(a)    Title; Responsibilities; Authority. During the Agreement Term, Executive will serve as the Chief Investment Officer and Head of Asset Management of the Assured Guaranty Group, and will have the normal duties, responsibilities and authority of that position, including, without limitation, primary authority with respect to asset management activities of the Assured Guaranty Group, as presently conducted or as may be conducted after the date hereof, by any current or future member of the Assured Guaranty Group, including, without limitation, with respect to any Affiliated Asset Manager. As Chief Investment Officer and Head of Asset Management of the Assured Guaranty Group, Executive shall have sole responsibility for serving as the chief executive officer and chief investment officer of the BlueMountain Operating Companies and as managing partner of BlueMountain Capital Partners (London) LLP. Additional duties and responsibilities may, in the reasonable discretion of the Chief Executive Officer of the Company, be assigned to Executive, provided that the same are not inconsistent with the role of the Head of Asset Management and Chief Investment Officer. Executive shall report to the Chief Executive Officer of the Company and be subject to the supervision and control of the Chief Executive Officer of the Company and the Parent’s board of directors (the “Board”) or its delegate, and any other executive of any member of the Assured Guaranty Group who is primarily engaged in asset management activities shall report to Executive (or shall report to a Person who reports to Executive) in respect of such activities. In this trusted, executive position, Executive will be given access to the Company’s and its Affiliates’ Confidential Information (as defined below) to the extent such access does not violate applicable laws, rules, regulations or Assured Guaranty Group policies or otherwise conflict with Executive’s duties hereunder. Executive shall be appointed to serve on the executive committees as are listed on Exhibit A attached hereto, unless Executive’s membership on any such committee is prohibited by applicable laws, rules or regulations or Assured Guaranty Group policies, with such appointment to take effect upon approval by the relevant governing body of the relevant entity for which each such committee operates. Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of Executive’s duties and responsibilities hereunder. Executive’s primary place of employment shall be the Company’s or BCM’s headquarters in the Borough of Manhattan, New York. For the avoidance of doubt, the Parties agree that Executive shall not be treated as having a termination of employment with BCM as a result of the transactions contemplated hereunder. Notwithstanding anything in this Agreement to the contrary, Executive’s performance of his duties hereunder shall be subject to Executive’s fiduciary duties with respect to BlueMountain Funds or any Affiliated Funds and nothing herein shall require any act or omission inconsistent with any such fiduciary duties.

(b)    Exclusive Employment. During the Agreement Term, Executive shall devote substantially all of his full business time to his duties and responsibilities set forth above, and may not, without the prior written consent of the Board, operate, participate in the management, board of directors, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Assured Guaranty Group); provided, however, that Executive may (i) engage in civic and charitable activities to the extent they do not materially interfere with Executive’s performance of his duties hereunder, (ii) make and maintain outside personal investments, and (iii) serve as a member of (A) the board of directors of PNC Financial Services Group Inc., (B) the Board of Trustees of Third Way, (C) the Board of Trustees of the Santa Fe Institute, and (D) the Advisory Board of Starfish Capital LLC (“Starfish”), provided that none of the foregoing activities and service (x) materially interfere with Executive’s performance of his duties hereunder, (y) violate his obligations under Sections 7, 8, 9 or 10 of this Agreement, or (z) are prohibited by applicable law or regulation.
3.    Compensation.
(a)    Base Salary. Executive shall receive a yearly Base Salary under this Agreement in the initial amount of three hundred thousand dollars ($300,000) for the remainder of 2019 and eight hundred thousand dollars ($800,000) for 2020; provided, that, for the avoidance of doubt, the amount for either such year will be prorated based on the number of days that Executive is employed by the Company in such year. Executive’s Base Salary will be paid by the Company in substantially equal installments in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed annually in accordance with the Company’s procedures for the review of compensation of executives at Executive’s level and may be changed in the discretion of the Compensation Committee of the Board for years after 2020, and any such increased or decreased Base Salary shall constitute “Base Salary” for purposes of this Agreement. All amounts payable to Executive under this Agreement will be subject to all required withholding by the Company.
(b)    Annual Non-Equity Incentive Program (“AIP”), Equity Incentive Compensation and Retention Grants. In addition to the Base Salary, for performance years 2020 and subsequent years during the Agreement Term, Executive shall be eligible for an annual grant of non-equity incentive-based cash compensation (the “AIP Grant”). The target amount of the AIP Grant and applicable performance goals shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) during a meeting in the first quarter of each year; provided that the target AIP Grant for Executive for the grant to be made in respect of the 2020 performance year shall be 200% of Base Salary. The actual amount of Executive’s AIP Grant to be paid shall be determined by the Compensation Committee and paid no later than March 15 of the year following the performance year to which such AIP Grant relates. Executive must remain employed by the Company on the day on which AIP Grants are paid by the Company in order to receive such AIP Grant, except as provided below in Section 6.
For performance years 2020 and subsequent years during the Agreement Term, Executive shall also be eligible for annual grants of long-term incentive awards (the “Equity Incentive Compensation”) granted pursuant to the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan or such other long-term incentive plan as may be adopted by Parent, as in effect from time to time (in either case, the “LTIP”), provided that the amount, form, and performance conditions (if any) of any such awards shall be as determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the LTIP and any award agreement; provided that for the grants to be made in respect of the 2020 performance year, the target grant value of the Equity Incentive Compensation for Executive shall be three million six hundred thousand dollars ($3,600,000).
(c)    As of the date of execution of this Agreement, Executive has provided the Company with a list in writing of all the interests that each member of the Executive Investor Group owns in any BlueMountain Fund and a list in writing of all accrued compensation, benefits or amounts that are owed to Executive by BCM or any of its Affiliates (other than any employee benefit plans that are subject to ERISA). Executive represents that such lists are accurate as of the date of execution of this Agreement, and Executive agrees to promptly provide to the Company any updates to those lists through the Closing Date as may be reasonably requested by the Company and, in any event, shall provide any such update no later than three (3) Business Days prior to the Closing Date.
4.    Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above, Executive shall be eligible to participate in such health and welfare benefit plans (including for Executive’s eligible dependents) and any qualified and/or non-qualified retirement plans of the Company as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations. Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document. Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executives at Executive’s level, as in effect from time to time. The Company, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time except as otherwise provided pursuant to the terms of such plans or programs. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies and procedures in effect from time to time.
5.    Co-Investment. For the period beginning on the Closing Date and ending on the last day of the Covenant Period (the “Co-Investment Required Period”), Executive agrees to maintain a total subscription amount of the investments in or commitments to BlueMountain Funds and Affiliated Funds of at least the Required Investment Amount; provided, that investments or commitments held by Immediate Family Members of Executive and certain trusts all as provided to the Company in writing pursuant to Section 3(c) above (Executive together with all such Immediate Family Members and trusts referred to as the “Executive Investor Group”) shall be counted as part of his aggregate investments and commitments in BlueMountain Funds and Affiliated Funds for this purpose; provided, further, however, that, (i) at all times during the Co-Investment Required Period, no less than thirty million dollars ($30,000,000) (the “Executive Minimum Amount”) of the Required Investment Amount shall be invested directly by Executive in BlueMountain Funds and/or Affiliated Funds as an individual; (ii) in the event of any increase in the Required Investment Amount as a result of an increase in the total amount invested in or committed to BlueMountain Funds by the Assured Guaranty Group or in the event of any shortfall in the Required Investment Amount arising as a result of less than the full amount subscribed or committed by the Executive Investor Group being called prior to the end of the investment period for the applicable fund, then the Executive Investor Group shall have sixty (60) days from the date Executive receives notice thereof pursuant to Section 5(b) hereof to satisfy such increased Required Investment Amount. For the avoidance of doubt, for purposes of this Section 5, a reference to a subscription or a commitment means the dollar amount of an enforceable written contractual commitment by Executive or the Executive Investor Group to make a capital contribution to a BlueMountain Fund or an Affiliated Fund or the dollar amount of an enforceable written contractual commitment by the Assured Guaranty Group to make a capital contribution to a BlueMountain Fund.
(a)    The “Required Investment Amount” (i) shall, for the period beginning on the Closing Date and ending on the two (2)-year anniversary of the Closing Date, be equal to the greater of (x) eighty million dollars ($80,000,000) and (y) an amount equal to twenty percent (20%) of the total amount of the subscription amount of the investments in or commitments to BlueMountain Funds by the Assured Guaranty Group and (ii) shall, for the period beginning on the two (2)-year anniversary of the Closing Date and ending on the last day of the Co-Investment Required Period, be equal to twenty percent (20%) of the total subscription amount of the investments in or commitments to BlueMountain Funds by the Assured Guaranty Group; provided, that, in all events, the Required Investment Amount shall not exceed one hundred fifty million dollars ($150,000,000); provided, further, that notwithstanding the foregoing, in the event Executive’s employment terminates for any reason other than under Section 6(c), each of the Required Investment Amount and the Executive Minimum Amount shall be equal to the Forfeiture Amount.
(i)    Executive agrees that neither he nor members of the Executive Investor Group will make any withdrawals from a BlueMountain Fund or an Affiliated Fund if, immediately following any such withdrawal, the investments in or commitments to BlueMountain Funds and Affiliated Funds by the Executive Investor Group would have an aggregate subscription or commitment amount, as the case may be, less than the Required Investment Amount, unless (i) within sixty (60) days of such withdrawal the Executive Investor Group makes investment(s) in or commitment(s) to one or more BlueMountain Funds and Affiliated Funds such that the aggregate subscription or commitment amount of the Executive Investor Group's aggregate investments in or commitments to BlueMountain Funds and Affiliated Funds equals or exceeds the Required Investment Amount, or (ii) in the event of the unavailability of investment and/or commitment opportunities to one or more BlueMountain Funds and Affiliated Funds during such sixty (60) day period, such longer period as is required until such an investment or commitment opportunity is available; provided, that any such withdrawal of any funds shall be held in escrow by the Company between the date of such withdrawal and the date of such investment or commitment; provided, further, that, in the event of withdrawal of any funds invested by any member of the Executive Investor Group (other than Executive), Executive shall be responsible for either (1) taking any and all actions required to cause any the Executive Investor Group member to authorize such funds to be held in escrow pursuant to this section or (2) otherwise satisfying such condition by Executive directly placing such amounts in escrow. Additionally, Executive will not make any withdrawals from a BlueMountain Fund or an Affiliated Fund if, immediately following any such withdrawal, the investments in BlueMountain Funds and Affiliated Funds by Executive would have an aggregate net asset value less than the Executive Minimum Amount, unless (i) within sixty (60) days of such withdrawal Executive makes an investment in one or more BlueMountain Funds or Affiliated Funds such that the net asset value of Executive's aggregate investments in BlueMountain Funds and Affiliated Funds equals or exceeds the Executive Minimum Amount, or (ii) in the event of the unavailability of investment and/or commitment opportunities to one or more BlueMountain Funds and Affiliated Funds during such sixty (60) day period, such longer period as is required until such an investment opportunity is available; provided, that, Executive agrees that any such withdrawal of any funds shall be held in escrow by the Company between the date of such withdrawal and the date of such investment or commitment.
(ii)    If a BlueMountain Fund or an Affiliated Fund makes a distribution to Executive or other member of the Executive Investor Group (whether in liquidation or otherwise) such that immediately following such distribution the Executive Investor Group’s investments in or commitments to BlueMountain Funds and Affiliated Funds would have an aggregate subscription and commitment amount less than the Required Investment Amount, then (i) within sixty (60) days of such distribution, the Executive Investor Group shall make an investment in or commitment to one or more BlueMountain Funds or Affiliated Funds such that the aggregate subscription and commitment amount of the Executive Investor Group's aggregate investments in or commitments to BlueMountain Funds and Affiliated Funds equals or exceeds the Required Investment Amount, or (ii) in the event of the unavailability of commitment and/or investment opportunities to one or more BlueMountain Funds and Affiliated Funds during such sixty (60) day period, the Executive Investor Group shall make such investment or commitment in such longer period as required until such an investment or commitment opportunity is available; provided, that any such distribution of any funds shall be held in escrow by the Company between the date of such distribution and the date of such reinvestment or commitment; provided, further, that, in the event of distribution of any funds invested by any member of the Executive Investor Group (other than Executive), Executive shall be responsible for either (1) taking any and all actions required to cause any the Executive Investor Group member to authorize such funds to be held in escrow pursuant to this section, or (2) otherwise satisfying such condition by Executive directly placing such amounts in escrow. Additionally, if a BlueMountain Fund or an Affiliated Fund makes a distribution to Executive (whether in liquidation or otherwise) such that immediately following such distribution Executive’s investments in BlueMountain Funds and Affiliated Funds would have an aggregate net asset value less than the Executive Minimum Amount, then (i) within sixty (60) days of such distribution, Executive makes an investment in one or more BlueMountain Funds or Affiliated Funds such that the net asset value of Executive's aggregate investments in BlueMountain Funds and Affiliated Funds equals or exceeds the Executive Minimum Amount, or (ii) in the event of the unavailability of commitment and/or investment opportunities to one or more BlueMountain Funds and Affiliated Funds during such sixty (60) day period, such longer period as required until such an investment opportunity is available; provided, that, Executive agrees that any such distribution of any funds shall be held in escrow by the Company between the date of such distribution and the date of such reinvestment.
(iii)    Notwithstanding that one or more of the Excluded Investments may be available for commitments and/or investments, Executive may in his sole discretion treat any such Excluded Investments as being unavailable for purposes of this Section 5(a), provided that any subscription or commitment by Executive or the Executive Investor Group that is made to any one or more of the Excluded Investments shall be counted as part of his or their aggregate investments in and commitments to BlueMountain Funds and Affiliated Funds for purposes of measuring the Required Investment Amount and/or Executive Minimum Amount, as applicable.
(iv)    If (A) currently invested amounts become available as a result of any distributions from or liquidations or sales of existing investments, (B) amounts currently subscribed or committed are not called during the applicable investment period and are contractually released or could no longer reasonably be expected to be called, or (C) the Executive Investor Group is making a new commitment or investment, then Executive agrees to use commercially reasonable efforts to reallocate investments and commitments of the Executive Investor Group so that the investments and commitments of the Executive Investor Group in each BlueMountain Fund or Affiliated Fund equals the lesser of (x) twenty percent (20%) of the amount that the Assured Guaranty Group has invested in or committed to such BlueMountain Fund or Affiliated Fund and (y) twenty million dollars ($20,000,000). Notwithstanding anything to the contrary in this Section 5, (I) Executive shall not be required to invest in or commit to any of the Excluded Investments even if the Assured Guaranty Group invests in such investments; (II) Executive shall not be required to invest more than twenty percent (20%) of the total Required Investment Amount in any one type of investment exposure (with collateralized loan obligations being considered a type of investment exposure for this purpose and with other types of investment exposure being approved in good faith by the Company from time to time (with the Executive to make proposals of types of investment exposure to the Company for consideration for approval)); and (III) Executive shall not be required to invest more than twenty million dollars ($20,000,000) in any one BlueMountain Fund or Affiliated Fund. The Executive Investor Group shall also be entitled to take into account the tax consequences of any investment reallocation and may structure any such reallocation in a manner intended to result in the best after-tax outcome to the Executive Investor Group, as determined by the Executive Investor Group in its sole discretion.
(v)    Any amounts placed in escrow pursuant to this Section 5(a) shall be invested in cash, money market accounts, treasury bonds or bonds no less than investment grade, as determined by Executive in Executive’s sole discretion; provided, that Executive acknowledges and agrees that the Company shall not be responsible for any investment gains or losses on such amounts.
(vi)    If Executive breaches Section 7 or 10 of this Agreement or materially breaches Sections 5, 8 or 9 of this Agreement before the Forfeiture Amount has been reduced to zero, or (without duplication) if Executive’s employment terminates under Section 6(c), then he will as soon as reasonably practical transfer to AGUS interests held by Executive in BlueMountain Funds with a total net asset value equal to the Forfeiture Amount determined as of the last day of the month immediately preceding the date on which Executive breaches Section 7 or 10 of this Agreement or materially breaches Sections 5, 8 or 9 of this Agreement or his employment terminates under Section 6(c), as applicable. For purposes of this Agreement, the “Forfeiture Amount” shall equal thirty million dollars ($30,000,000); provided, however, that, on each of the first five (5) annual anniversaries of the Closing Date, the Forfeiture Amount shall be reduced by six million dollars ($6,000,000) until the Forfeiture Amount equals zero ($0) on the fifth (5th) anniversary of the Closing Date; provided, however, in the event Executive is terminated pursuant to (x) Section 6(b) prior to the fifth (5th) anniversary of the Closing Date, the Forfeiture Amount shall equal zero ($0) on the date of such termination or (y) Section 6(d) prior to the fifth (5th) anniversary of the Closing Date, subject to the Release becoming effective and Executive’s continued compliance with Section 5, 7, 8, 9 and 10 of this Agreement, the Forfeiture Amount shall equal zero (0) on the last day of the Covenant Period. Executive may satisfy such transfer requirement by paying to the Company an amount in cash equal to the Forfeiture Amount, determined as of the last day of the month immediately preceding the date on which Executive breaches Sections 7 or 10 or materially breaches Sections 5, 8 or 9 of this Agreement or his employment terminates under Section 6(c), as applicable. For purposes of the foregoing, in order for Executive to be found to be in breach of Sections 7 or 10 of this Agreement or in material breach of Sections 5, 8 or 9 of this Agreement, in each case, prior to his termination of employment for any reason (other than in respect of an alleged material breach of Section 5 which shall remain subject to cure following a termination of employment), the Company must first notify Executive in writing, specifying the event alleged to constitute such breach or material breach, as applicable, within ninety (90) days after the Company first becomes aware of the occurrence of the event the Company believes constitutes a breach or material breach. Executive will have a period of thirty (30) days after the receipt of such notice in which to cure any acts constituting such breach or material breach, except for a material breach which, by its nature, cannot reasonably be expected to be cured (provided that any alleged breach of Section 5 shall be deemed capable of being cured). If the Company is required to provide notice because such breach is prior to termination of employment and the breach or material breach is cured within this period, Executive will be deemed to be in compliance with Sections 5, 7, 8, 9 or 10 of this Agreement, as applicable.
(vii)    Additionally, for any period after termination of Executive’s employment for any reason during which any of Sections 7, 8, 9 or 10 of this Agreement remain in effect, Executive shall be entitled to provide written notice to the Company inquiring whether any proposed action or engagement by Executive would be considered by the Company to be a breach of Sections 7, 8, 9 or 10 of this Agreement with sufficient detail in order for the Company to make such a determination, including any additional details as reasonably requested by the Company to the extent not provided in such notice; and the Company agrees to respond in writing to such written notice within ten (10) business days of the receipt of such written notice from Executive or, if later, the receipt of the required detail, stating whether such proposed action would, in the Company’s opinion, constitute a breach of Sections 7, 8, 9 or 10 of this Agreement. Notwithstanding Section 12 of this Agreement, for purposes of this Section 5(a)(vii), the Executive agrees to provide such written notice by emailing such notice to generalcounsel@agltd.com and by sending written notice either by certified mail or by overnight courier to the Company to the attention of each of the Chief Executive Officer and the General Counsel of the Company. Executive shall be entitled to rely on any favorable opinion provided by the Company but shall not be legally bound by any unfavorable opinion provided by the Company. A failure by the Company to respond to Executive’s inquiry within ten (10) business days following confirmed receipt of such written notice (provided that such notice has included sufficient detail as reasonably requested by the Company) shall be deemed a favorable opinion and approval by the Company of Executive’s proposed action or engagement. Executive acknowledges that the Company’s favorable opinion or deemed opinion with respect to any proposed action or engagement shall only be applicable to the facts and circumstances set forth in Executive’s inquiry and shall be without prejudice to the right of the Company to approve or reject any future inquiries (or to update its opinion based on any facts learned subsequently).
(b)    Within forty-five (45) days of the commencement of a calendar year, the Company will provide Executive with a statement setting forth (i) a listing of Executive’s investments in BlueMountain Funds and Affiliated Funds as of the first day of such calendar year together with their respective net asset values, and (ii) a calculation of the Required Investment Amount as of the first day of such calendar year; provided, that such statement may be updated on a more frequent basis in the sole discretion of the Company including, without limitation, if there is a new investment or commitment made by the Assured Guaranty Group in a BlueMountain Fund that changes the amount of the Required Investment Amount or in the event that an investment period ends with respect to a BlueMountain Fund or an Affiliated Fund and less than the full amount subscribed or committed to such fund by the Executive Investor Group was called; provided the related commitments are contractually released or the related commitments could no longer reasonably be expected to be called. Such statement will be deemed correct unless Executive provides the Company with written notice of any objections he may have within thirty (30) days of receipt of such statement, in which case each of Executive and the Company will work in good faith to resolve any issue giving rise to such objection. The Company shall promptly provide Executive any information reasonably requested by Executive in connection with determining whether any such statement is correct, and in the event the Company fails to promptly provide Executive any such information Executive shall have thirty (30) days from the date such information is received by Executive to provide the Company with any objections he may have.
6.    Termination.
(a)    Events of Termination. Executive’s employment with the Company and the Agreement Term will end on the earliest to occur of (i) Executive’s death or Permanent Disability, (ii) Executive’s resignation at any time with or without Good Reason, or (iii) termination by the Company at any time with or without Cause. Except as otherwise provided herein, any termination of Executive’s employment by the Company or by Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if Executive’s employment with the Company is terminated during the Agreement Term by the Company without Cause, the Company must give Executive at least thirty (30) days prior written notice; provided, further, if Executive’s employment with the Company is terminated during the Agreement Term by Executive without Good Reason, Executive must give the Company at least six (6) months prior written notice.
(b)    Termination Due to Death or Permanent Disability. If Executive’s employment is terminated during the Agreement Term pursuant to Section 6(a)(i) above, then, through Executive’s Termination Date, Executive will be entitled to (i) the Accrued Benefits, and (ii) any earned but unpaid AIP Grant for a completed performance year pursuant to Section 3(b).
(c)    Termination by the Company With Cause or by Executive Without Good Reason. If Executive’s employment is terminated during the Agreement Term by the Company with Cause or on account of Executive’s resignation without Good Reason, then, through Executive’s Termination Date, Executive will be entitled to receive the Accrued Benefits.
(d)    Termination by the Company Without Cause or by Executive With Good Reason. If:
(i)    Executive’s employment is terminated during the Agreement Term (A) by the Company without Cause, or (B) on account of Executive’s resignation with Good Reason; and
(ii)    Executive executes the Release, and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 6(e); and
(iii)    Executive agrees to continue to comply and does continue to comply with the terms of Sections 7 and 10 of this Agreement and materially complies with all other Sections of this Agreement and the Release, then Executive will be entitled to receive the following:

(A)	Accrued Benefits. The Accrued Benefits and any earned but unpaid AIP Grant for a completed performance year pursuant to Section 3(b);

(B)	Severance Pay. Payment of an amount equal to the Severance Payment in a single lump sum payment on the fifty-fifth (55th) day following the Termination Date.
(e)    Release Requirements. Without limiting the foregoing, Executive shall not be entitled to receive any of the payments or benefits described in Section 6(d) (other than the Accrued Benefits) unless, not later than fifty-five (55) days after the Termination Date, Executive has executed the Release, and the period during which the Release may be revoked has expired without Executive having revoked the Release; provided, however that if Executive dies or incurs a Permanent Disability (such that Executive is unable to legally execute an enforceable Release) following termination by the Company without Cause or resignation by Executive with Good Reason but prior to the date that such Release becomes effective, Executive or Executive’s estate shall remain eligible to receive such payments without the Release becoming effective. None of the payments or benefits described in Section 6(d) (other than the Accrued Benefits) shall be paid until the Release has been signed and become effective (other than in the event of death or Permanent Disability as provided in the previous sentence), and any payments, which would otherwise be payable during such fifty-five (55)-day period prior to the date the Release becomes effective, shall be accumulated and paid to Executive on the first payroll date following the date the Release becomes effective without interest, or, with respect to any “nonqualified deferred compensation” subject to, and not exempt from, Section 409A, if such fifty-five (55)-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above and subject to any other conditions to its payment.
(f)    No Offset or Mitigation. Except for monies due and owing to the Company, if Executive’s employment with the Company is terminated for any reason, then the Company will have no right of offset, nor will Executive be under any duty or obligation to seek or accept alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by the Company to Executive.
(g)    No Other Benefits. Except as set forth in this Section 6, Executive will not be entitled to any other Base Salary, severance, compensation or benefits from the Company following a termination of employment, other than those previously earned or vested under any of the Company’s retirement or other benefit plans or expressly required under applicable law. For the avoidance of doubt, Executive’s rights upon termination of employment under any outstanding LTIP grants will be determined exclusively by the terms of the LTIP and any award agreements.
(h)    Defend Trade Secrets Act. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following: (1) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
7.    Confidential Information.
(a)    Executive recognizes and acknowledges that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that Executive will have access to the entire universe of the Company’s Confidential Information (as defined below in Section 7(b)), as well as certain confidential information of other Persons with which the Company and its Affiliates do business, and that such information constitutes valuable, special and unique property of the Company, its Affiliates and such other Persons.
(b)    Confidential Information. For purposes of this Agreement, the Company’s “Confidential Information” shall include the Company and its Affiliates’ trade secrets as defined under New York law, as well as any other information or material which is not generally known to the public, and which: (i) is generated, collected by or utilized in the operations of the Company or its Affiliates’ business and relates to the actual or anticipated business, research or development of the Company, its Affiliates or the Company and its Affiliates’ actual or prospective customers or investors; or (ii) results from any task assigned to Executive by the Company or its Affiliates, or work performed by Executive for or on behalf of the Company or its Affiliates. Confidential Information shall not be considered generally known to the public if Executive or others improperly reveal such information to the public without the Company or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to the Company or its Affiliates. Confidential Information includes, without limitation, the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company or its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and customers or investors of the Company or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer, investor or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information that is or becomes publicly known without the breach by Executive of this Agreement; (ii) information that at the time of disclosure under this Agreement is already known to the receiving party without any restriction on its disclosure; (iii) information that is or subsequently comes into the possession of the receiving party from a third party where disclosure by such third party is without violation of any contractual or legal obligation; (iv) information that is independently developed by the receiving party without the use of Confidential Information or breach of this Agreement; and (v) information that is otherwise required to be disclosed under applicable laws, regulations or judicial or regulatory process.
(c)    Executive agrees to use the Company’s Confidential Information only as necessary and only in connection with the performance of Executive’s duties hereunder. Executive shall not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company or its Affiliates, or directly or indirectly, disclose outside of the Company or outside of the Affiliates, any of the Company’s Confidential Information, as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations Executive may have by law with respect to the Company’s Confidential Information, including any obligations Executive may owe under any applicable trade secrets statutes or similar state or federal statutes. This Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction. However, to the extent permitted by applicable law, Executive shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company or its relevant Affiliates have been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.
(d)    Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Agreement Term and thereafter, and without in any way limiting the foregoing provisions of this Section 7, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company and its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.
(e)    During the Agreement Term and thereafter, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.
(f)    Nothing in this Section 7 prohibits Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.
8.    Return of the Company Property. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Executive concerning any information relating to the business of the Company or its Affiliates, whether confidential or not, are the property of the Company and its Affiliates. Executive will immediately deliver to the Company at the termination or expiration of the Agreement Term, or, if later, at the termination of employment, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of the Company or its Affiliates, which Executive may then possess or have under Executive’s control. Executive will take any and all actions reasonably deemed necessary or appropriate by the Company or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. Executive will notify the Company and the appropriate Affiliates promptly and in writing of any circumstances of which Executive has knowledge relating to any improper possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.
9.    Intellectual Property Rights. Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or an Affiliate (collectively, the “Work Product”) belong to the Company. Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that the Company is the copyright owner of the Creation. To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, Executive hereby irrevocably assigns to the Company all right, title and interest in such Creation. All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to the Company pursuant to this Agreement. Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Agreement Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).
10.    Restrictive Covenants.
(a)    Non-Competition Obligations. As a further material inducement for the Company to employ Executive hereunder and as a condition precedent for Parent’s and AGUS’s willingness to enter into the Purchase Agreement and as a consequence of which Executive will receive substantial remuneration, Executive agrees, for the benefit of the Assured Guaranty Group (including, after the Closing Date, for the avoidance of doubt, BCM, the BlueMountain Entities, BlueMountain Funds and other Affiliates of BCM), that Executive’s engaging in Competing Activities during the Covenant Period, in each case without the prior written consent of the Board of Parent, constitutes a breach of this Section 10(a); however, in no case will Executive’s engaging in Competing Activities after the Covenant Period ends violate this Section 10(a). For purposes of this Agreement:

(i)    “Covenant Period” means the period beginning on the Closing Date and ending on the later to occur of (i) the third (3rd) anniversary of the Closing Date; (ii) the second (2nd) anniversary of Executive’s Termination Date due to an involuntary termination for Cause or a voluntary termination without Good Reason, and (iii) the first (1st) anniversary of Executive’s Termination Date due to an involuntary termination without Cause or voluntary termination with Good Reason if, and to the extent that, Executive signs the Release and agrees to be bound by the terms of this Agreement in exchange for payment of the Severance Payment and any other amounts of compensation payable following such termination.
(ii)     “Competing Activities” means directly or indirectly (whether or not for compensation, and whether individually or as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent, consultant or in any other capacity), on behalf of Executive or any other Person (other than the Assured Guaranty Group while employed by the Assured Guaranty Group), being engaged in or having any financial interest in any business competing with the business of the Assured Guaranty Group or engaging in the direct or indirect provision of services of any kind to any Person engaged in, or any Affiliate of any Person engaged in, investing, trading or providing advisory, operational or risk management services with respect to financial products or instruments similar to those which the Assured Guaranty Group is then investing in, trading, or providing advisory, operational or risk management services with respect to; provided, that the following shall not be deemed Competing Activities hereunder (and shall not otherwise be limited or prohibited under any other agreements or policies of the Assured Guaranty Group relating to or governing competitive activities):
(A)    Executive’s passive ownership of up to ten percent (10%) of the securities or economic interests of a publicly traded entity;
(B)    Executive’s serving as a member of the (1) Board of Directors of PNC Financial Services Group, Inc., (2) the Board of Trustees of Third Way, (3) the Board of Trustees of the Santa Fe Institute, and (4) the Advisory Board of Starfish;
(C)    Executive’s serving as a non-executive member of any board of directors, board of managers or similar body of any institution that derives less than twenty five (25%) of its revenues from asset management businesses that compete with the business of the Company or any of it Controlled Affiliates;
(D)    Executive’s passive ownership interest of Starfish; and
(E)    Executive’s providing Investment Advisory Services to any charitable, educational or other non-profit organization at any time following the termination of Executive’s employment.
(b)    Client Non-Solicitation Obligations. In addition to (and not in limitation of) the provisions of Section 10(a) of this Agreement, Executive agrees, for the benefit of the Assured Guaranty Group, that Executive will not, during the Covenant Period, directly or indirectly (whether individually or as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent, consultant or in any other capacity, on behalf of Executive or any other Person (other than the Assured Guaranty Group while employed by the Assured Guaranty Group)), (i) (A) make a solicitation for the purpose of performing any Investment Advisory Services for any Person that is an investor in any BlueMountain Fund or any Person to which, to Executive’s actual knowledge after due inquiry, Parent or any of its Affiliates provides advisory, operational or risk-management services, whether in an individual capacity or in any other capacity (including as an employee, consultant, contractor, owner, volunteer, agent or principal of any third party), (B) aid, assist, or direct any third party to do any of the foregoing, or (ii) (A) solicit or encourage any investor in a BlueMountain Fund, or any affiliate of such investor, to make any investment in any pooled investment vehicle, (B) accept, participate in accepting, or aid, assist, or direct anyone in procuring or accepting, any such investment from any such investor or affiliate thereof or (C) aid, assist, or direct any third party in connection with any of the foregoing, in each case whether in an individual capacity or in any other capacity (including, but not limited to, as an employee, consultant, contractor, owner, volunteer, agent or principal of any third party), in each case without the prior written consent of the Board in each case (which may be granted or withheld in its absolute discretion). No preference or decision of a client will be relevant to the application of this Section 10(b). For the avoidance of doubt, nothing in this Section 10(b) shall prevent any Person to whom Executive provide services from making a solicitation for the purpose of performing any Investment Advisory Services for any Person that is an investor in any BlueMountain Fund or any Person to which the Company or any of its Affiliates provides advisory, operational or risk-management services so long as Executive does not breach this Section 10(b) by aiding, assisting, or participating in such solicitation in any manner.
(c)    Personnel Non-Solicitation Obligations. In addition to (and not in limitation of) the provisions of Sections 10(a) and 10(b) of this Agreement, Executive agrees, for the benefit of the Assured Guaranty Group, that Executive will not, during the Covenant Period, directly or indirectly (whether individually or as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent, consultant or in any other capacity, on behalf of Executive or any other Person (other than the Assured Guaranty Group while employed by the Assured Guaranty Group)), solicit, hire, recruit, or retain; or aid, assist, direct, or encourage others to solicit, hire, recruit, or retain any Person (each, a “Solicitation Activity”) who as of the date of such Solicitation Activity, or at some time during the twenty four (24) months preceding such date, to Executive’s actual knowledge after due inquiry is or was a partner, member, principal, director, officer, executive, employee, contractor, or consultant of the Assured Guaranty Group without the prior written consent of the Board. For the avoidance of doubt, nothing in this Section 10(c) shall prevent any Person to whom Executive provides services from soliciting or hiring a partner, member, principal, director, officer, executive, employee, contractor, or consultant of the Assured Guaranty Group so long as Executive does not breach this Section 10(c) by aiding, assisting, or participating in such solicitation or hire in any manner.
(d)    Family Office Exception. Notwithstanding the provisions of Sections 10(a), 10(b), and 10(c) of this Agreement, Executive may directly perform Investment Advisory Services for Executive’s own account or the account of a member of Executive’s Immediate Family (which will include without limitation any Fund or other investment account of which Executive and/or members of his Immediate Family are the sole beneficial owners) without a fee or other remuneration. For the avoidance of doubt, this Section 10(d) is subject to Section 2(b) of this Agreement.
(e)    No Disparagement. Executive agrees that, both during and after Executive’s employment, Executive shall not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its Affiliates; and the Company agrees to instruct its executive officers and directors (while serving in such capacity) not to make any statements or express any views that disparage the business reputation or goodwill of Executive. Further, separate and apart from Executive’s obligations to maintain confidentiality, as set forth in Section 7(a) above, Executive agrees that both during and after Executive’s employment, he will not, except as expressly authorized by the Board in writing, directly or indirectly make, authorize, encourage, or ratify (or aid, assist, direct, or enable any other Person to make, authorize, or ratify) any communication to any Person, including but not limited to any actual or potential investor, partner, or employer, (x) summarizing or describing all or part of the record of any BlueMountain Fund, or (y) suggesting that Executive is principally responsible for all or part of the record of any BlueMountain Fund.
(f)    Your Importance as a Key Employee. Executive and the Assured Guaranty Group agree that the non-competition and other restrictive covenants set forth in this Section 10 have been entered into by Executive in recognition of (and in connection with) Executive’s capacity as a key employee of the Company, and that the periods of time and the unlimited geographic area applicable to the covenants set forth in this Section 10 are reasonable in view of (without limitation) (i) the geographic scope and nature of the businesses in which the Assured Guaranty Group is engaged, (ii) Executive’s role as a key employee and/or status as an officer of the Assured Guaranty Group, (iii) Executive’s knowledge of the business of the Assured Guaranty Group as a key employee of the Assured Guaranty Group, and (iv) Executive’s relationships with the investment advisory clients of the Assured Guaranty Group as a key employee of the Assured Guaranty Group.
(g)    Intent of the Parties. Executive acknowledges and agrees that the restrictive covenants and other agreements contained in this Agreement are an essential part of this Agreement and a condition subsequent to Parent and Assured Holding’s willingness to enter into the Purchase Agreement. Executive further represents, warrants and agrees that he has been fully advised by, or have had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Purchase Agreement. Accordingly, Executive agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement, it being the intent and spirit of the parties to this Agreement that the restrictive covenants and the other agreements contained herein be valid and enforceable in all respects. Executive acknowledges and agrees that the restrictions contained in this Section 10 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates. However, if, at the time of enforcement of this Section 10, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 7, 8, 9 and 10, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the Company (including, but not limited to, a declaratory judgment).

(h)    Notice to Future Employers. Following Executive’s Termination Date, Executive agrees to provide written notice of the provisions of Sections 10(a), 10(b), and 10(c) of this Agreement to which he is then subject (and must provide a copy of such notice concurrently to the Assured Guaranty Group), together with a copy thereof, to any enterprise engaged in whole or in part in the provision of Investment Advisory Services for which Executive acts as an employee or independent contractor following the termination of employment with the Assured Guaranty Group prior to acting in such capacity. The Company acknowledges and agrees that such provision of information pursuant to this Section 10(h) will not constitute a breach of any confidentiality obligations Executive has to the Assured Guaranty Group.
(i)    Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach of any of Sections 7, 8, 9 and 10 of this Agreement would be inadequate and the Company and members of the Assured Guaranty Group would suffer significant harm and irreparable damages as a result of a breach or threatened breach of Sections 7, 8, 9 and 10 of this Agreement. In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a breach of Sections 7 or 10 of this Agreement or a material breach of Sections 8 or 9 of this Agreement, Executive shall forfeit any unpaid Severance Payment provided for in this Agreement and promptly repay to the Company any cash Severance Payment received by Executive from the Company pursuant to this Agreement. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.
11.    Survival. Any provision shall continue notwithstanding the termination of the Agreement Term to the extent provided in this Agreement.
12.    Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Andrew Feldstein

At such home address which is currently on record with the Company
With a copy to:
Peter D. Greene
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020

Notices to the Company:
AG US Group Services Inc.

Managing Director, Human Resources
1633 Broadway
New York, NY 10019

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.
13.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.    Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof and thereof in any way; provided, however, that this Agreement is not intended to supersede or preempt any rights that any of the Parties have under the Purchase Agreement. The Parties expressly agree that neither the Company nor BCM shall have any further obligations under, and Executive shall have no further rights under, that certain Employment Agreement, dated as of March 31, 2017, between BCM and Executive. The Parties agree that no party hereto shall have any rights or obligations hereunder unless and until the Closing Date and, in furtherance of the foregoing, in the event the parties to the Purchase Agreement do not close the Transaction or in the event that Executive’s employment terminates for any reason prior to the Closing Date, this Agreement shall be null and void. This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of each of the Parties hereto to supplement this Agreement and (ii) is signed by each of the Parties. For the avoidance of doubt, this Agreement shall govern and control in the event of any express conflict with any other agreements or policies of the Assured Guaranty Group; provided, however, the parties hereto agree to cooperate in good faith to amend this Agreement to the extent necessary to comply with any applicable change in law, rule or regulation.
15.    Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
16.    No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the Parties hereto, and no rule of strict construction will be applied against any Person.
17.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, BCM, and their respective heirs, successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company and BCM may not assign their respective rights and obligations hereunder without the consent of Executive, with an exception being an assignment to an Affiliate of the Company made as part of an internal reorganization applicable to employees of the Company generally, in which case such prior written consent of Executive is not necessary.
18.    Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS. SUBJECT TO SECTION 19 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 5, 7, 8, 9 OR 10 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN NEW YORK (COLLECTIVELY THE “DESIGNATED COURTS”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
19.    Arbitration. Executive agrees to the terms of the Company’s arbitration policy attached hereto as Exhibit B.
20.    Mutual Waiver of Jury Trial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

21.    Assistance in Proceedings. During the Agreement Term and thereafter, Executive will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent non-confidential information (excluding information that Executive otherwise holds under a duty or obligation to maintain confidentiality) and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other personal and professional activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 21, the Company will pay Executive a reasonable per diem to be agreed upon in good faith by the Company and Executive and promptly reimburse Executive for all reasonable expenses incurred in connection therewith (including, without limitation, attorneys’ fees and lodging and meals, upon submission of receipts).
22.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
23.    Section 409A of the Code.
(a)    General. The payments due under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. For avoidance of doubt, the Parties intend that the Severance Payment shall be excluded in full from Section 409A as a short-term deferral and this Agreement shall be construed and administered accordingly.
(b)    Specified Employees. Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six (6)-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6)-month period shall be paid in a lump sum on the Specified Employee Payment Date, with interest thereon at one-hundred percent (100%) of the applicable federal funds rate during such period, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six (6)-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.
(a)    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
24.    Recoupment. Executive hereby acknowledges and agrees that the Amended and Restated Assured Guaranty Ltd. Executive Officer Recoupment Policy, as amended from time to time (the “Recoupment Policy”), or, solely to the extent required by applicable law, any other similar policy as may be adopted by Parent or the Company covering executives at Executive’s level, shall control over any inconsistent provision of the Agreement and shall be binding on Executive, and in no event shall the enforcement of such policy in accordance with the terms thereof constitute Good Reason. The Recoupment Policy in effect as of the date hereof is attached hereto as Exhibit C.
25.    Ownership Guidelines. Executive hereby acknowledges and agrees that the Stock Ownership Guidelines adopted by the Board from time to time shall be binding on Executive.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.
AG US GROUP SERVICES, INC.
By:

Its:
BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC
By:

Its:

EXECUTIVE

Andrew Feldstein

APPENDIX I
DEFINITIONS
“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) a payment representing Executive’s accrued but unused vacation; and (c) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under the Company’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Executive is entitled in accordance with the terms of such plans.
“Affiliate” means, with respect to any Person, any company, directly or indirectly, controlled by, controlling or under common control with such Person, including, but not limited to, subsidiary entities, parent, partners, joint ventures, and predecessors, as well as successors and assigns.
“Affiliated Asset Manager” means any Affiliate of the Assured Guaranty Group that is an asset manager.
“Affiliated Funds” means the funds of any other Affiliated Asset Manager.
“AIP Amount” shall mean the three (3)-year average of the annual AIP amounts paid or payable to Executive with respect to the three (3) most recently completed calendar years immediately preceding the Termination Date. If Executive has not been employed by the Company during the three (3) most recently completed calendar years immediately preceding the Termination Date, the average annual AIP amount shall be calculated based on the number of full calendar years of employment immediately preceding the Termination Date. If Executive has not been employed long enough to receive an annual AIP with respect to one (1) completed calendar year, the annual AIP amount shall be equal to Executive’s target AIP amount.
“Agreement” has the meaning set forth in the recitals.
“Agreement Term” has the meaning set forth in Section 1.
“AGUS” has the meaning set forth in the recitals.
“AIP Grant” has the meaning set forth in Section 3(b).
“Assured Guaranty Group” has the meaning set forth in the recitals.
“Assured Guaranty Group Parties” means, collectively, each member of the Assured Guaranty Group, or any of their respective officers, directors, partners, principals, members, or employees (each, an “Assured Guaranty Group Party”).
“BCM” has the meaning set forth in the recitals.

“BlueMountain Funds” means, collectively, all comingled investment vehicles, single-investor investment vehicles and other investment vehicles and/or separately managed accounts (including, without limitation, any acting as a warehouse or in a similar capacity) (whether open-ended or closed-ended, structured as a collateralized loan obligation or similar, and including, without limitation, investment companies, corporations, partnerships and limited liability companies) (i) sponsored or promoted by any of the BlueMountain Operating Companies, (ii) for which any of the BlueMountain Operating Companies or BlueMountain Subsidiaries (defined as all subsidiaries of the BlueMountain Operating Companies other than the BlueMountain Funds) acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor or (iii) for which any of the BlueMountain Operating Companies or BlueMountain Subsidiaries acts as an investment adviser, investment manager or otherwise provides Investment Advisory Services, directly or indirectly.
“BlueMountain Operating Companies” has the meaning set forth in the recitals.
“Board” has the meaning set forth in Section 2(a).
“Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of or plea of guilty or no-contest to any felony; or (ii) a breach of Sections 7 or 10 of this Agreement or a material breach of any other Sections of this Agreement; or (iii) willful failure by Executive to carry out the lawful and reasonable directions of the Board and the Chief Executive Officer; (iv) any acts or omissions by the Executive that (x) constitute gross negligence or the commission of or conviction for or plea of guilty or no contest to any crime and (y) that trigger conversion or redemption rights, investment period termination, and/or dissolution of any BlueMountain Fund; or (v) Executive, in carrying out his duties, has been guilty of (1) a willful, serious, and continued failure to perform his duties, (2) willful and serious misconduct, (3) a willful act of material fraud or material embezzlement against the Employer or (4) a willful and material breach of the Company Code of Conduct to the extent previously provided to Executive; provided, however, that any act, or failure to act, by Executive shall not constitute Cause for purposes of this Agreement if such act, or failure to act, was committed, or omitted, by Executive (i) in good faith and in a manner he reasonably believed to be in the best interests of the Company, or (ii) based upon advice of counsel to the Company or the direction of the Board. Without limitation of the foregoing, for a termination of employment to constitute termination for Cause, except for a material breach, failure or refusal which, by its nature, cannot reasonably be expected to be cured, the Company must first notify Executive in writing, specifying the event alleged to constitute Cause within ninety (90) days after the Company first becomes aware of the occurrence of the event the Company believes constitutes Cause, and Executive will have a period of thirty (30) days after the receipt of such notice in which to cure the grounds for Cause. If Cause is not cured within this period, the Executive’s employment will be terminated for Cause effective as of the end of such cure period. For the avoidance of doubt, for a material breach, failure or refusal which, by its nature, cannot reasonably be expected to be cured, the Company may provide notice of termination for Cause without providing any opportunity to cure.

“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Investment Required Period” has the meaning set forth in Section 5.
“Company” has the meaning set forth in the recitals.

“Compensation Committee” has the meaning set forth in Section 3(b).
“Competing Activities” has the meaning set forth in Section 10(a)(ii).
“Confidential Information” has the meaning set forth in Section 7(b).
“Copyright Act” means the United States Copyright Act of 1976, as amended.
“Covenant Period” has the meaning set forth in Section 10(a)(i).
“Creation” has the meaning set forth in Section 9.
“Designated Courts” has the meaning set forth in Section 18.
“Effective Date” has the meaning set forth in the recitals.
“Equity Incentive Compensation” has the meaning set forth in Section 3(b).
“Excluded Investments” means any of the following BlueMountain Funds: Blue Mountain Credit Alternatives Master Fund L.P., Blue Mountain Credit Alternatives Fund L.P., Blue Mountain Credit Alternatives Fund Ltd., BlueMountain Global Volatility Master Fund L.P., BlueMountain Global Volatility Fund L.P., and BlueMountain Global Volatility Fund Ltd.
“Executive” has the meaning set forth in the recitals.
“Executive Investor Group” has the meaning set forth in Section 5.
“Executive Minimum Amount” has the meaning set forth in Section 5.
“Forfeiture Amount” has the meaning set forth in Section 5(b)(v).
“Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a reduction of Executive’s title or reporting line or a material reduction of Executive’s authority duties, or responsibilities; (ii) a reduction in Executive’s salary for 2019 or 2020 or AIP target amount for 2020; (iii) a relocation of Executive’s principal place of employment outside the Borough of Manhattan, New York; (iv) a material breach by any member of the Assured Guaranty Group of any agreement to which such member and Executive are a party, including, without limitation, this Agreement or any promissory note that may be issued to Executive pursuant to the Purchase Agreement; (v) any breach of Section 2 of this Agreement; (vi) a failure by the boards of directors of the applicable entities to establish and maintain an Investment Committee and to appoint and retain Executive as Chairman of such Investment Committee; (vii) a failure by Assured Guaranty Group to make aggregate capital contributions to one or more of the BlueMountain Operating Companies of at least thirty million dollars ($30,000,000) within one year of the Closing Date, which shall be utilized by the BlueMountain Operating Companies to satisfy and discharge, among other costs, expenses and capital investments, the Seller Transaction Expenses and the Restructuring Costs when due and payable on or after the Closing (as such terms are defined in the Purchase Agreement); (viii) a failure by the Assured Guaranty Group to make aggregate commitments and/or investments of at least five hundred million dollars ($500,000,000) to one or more BlueMountain Funds within three years of the Closing Date; provided, however, that the failure to so commit and/or invest as a result of the Minimum Conditions not being satisfied shall not constitute Good Reason; (ix) a material diminishment in the amount of paid parental leave, or a material diminishment of any other material term or condition of such paid parental leave policy, as provided by BCM as of the Locked Box Date (as defined in the Purchase Agreement) (except for changes that are required by law); or (x) any change in the composition of or number of people on the Investment Committee. In order for a termination of employment to constitute termination for Good Reason, Executive must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within ninety (90) days after the date Executive knows or should have known of the occurrence of the event that Executive believes constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate Executive’s employment for that Good Reason event. The Company will have a period of thirty (30) days after receipt of such notice in which to cure the Good Reason. If the Good Reason is cured within this period, Executive will not be entitled to the Severance Payment under the Plan. If the Company waives its right to cure or does not, within the thirty (30) day period, cure the Good Reason, Executive will be entitled to the Severance Payment subject to the terms and conditions hereof, and such Executive’s actual Termination Date will be determined in the sole discretion of Executive, but in no event will it be later than fifteen (15) calendar days from the date the Company waives its right to cure or the end of the thirty (30)-day period during which the Company may cure the Good Reason, whichever is earlier.

“Health Continuation Amount” shall mean, to the extent Executive participates in the health and/or dental plans of the Company as of the Termination Date, an amount equal to twelve (12) months of health and/or dental premium payments as determined under Section 4980B of the Code, and Sections 601-609 of ERISA and determined for Executive (and Executive’s dependents) based on such Executive’s elections as in effect on such Executive’s Termination Date.
“Immediate Family Member” means, with respect to Executive, (i) his current spouse, former spouse(s), children (including natural, adopted and stepchildren), grandchildren, parents, grandparents and siblings and (ii) any estates, trusts, partnerships and other entities for the primary benefit of such specified Person or of which all of the interests are held directly or indirectly for the benefit of any of the individuals described in clause (i) or any combination of the foregoing.
“Investment Advisory Services” means any services that involve: (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation; (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or the giving of services that support the foregoing, in either case for compensation (or the giving of services that support the foregoing); or (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act of 1940; including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto.
“Investment Committee” means an executive committee of the boards of directors of each of Assured Guaranty Corp., Assured Guaranty Municipal Corp. and Municipal Assurance Corp., which committee shall have the right to approve any investment directly or indirectly made by such entity in any BlueMountain Fund or any Affiliated Funds, and which shall consist of no more than three members, comprised of the Head of Asset Management, the Chief Executive Officer and the Chief Financial Officer of each such entity.

“LTIP” has the meaning set forth in Section 3(b).
“Minimum Conditions” means (a) the receipt by the Assured Guaranty Group of the requisite regulatory approval or non-disapproval from the New York State Department of Financial Services and the Maryland Insurance Administration to make, directly or indirectly, aggregate commitments and/or investments of at least five hundred million dollars ($500,000,000) to one or more BlueMountain Funds and (b) the availability of sufficient (in the sole opinion of the Investment Committee) commitment and/or investment opportunities to one or more BlueMountain Funds that (i) are not prohibited by applicable law, regulation or Assured Guaranty Group company policy and (ii) meet diversification and other requirements and limits on investments imposed by applicable law and regulation.
“Parent” has the meaning set forth in the recitals.
“Party” has the meaning set forth in the recitals.
“Permanent Disability” means mental, physical or other illness, disease or injury for which Executive is determined to be eligible for long-term disability benefits under the AG US Group Services Inc. Health and Welfare Plan (or any successor plan thereto); or if Executive does not participate in such plan, then mental, physical or other illness, disease or injury which has prevented Executive from substantially performing, with or without reasonable accommodations, Executive’s essential duties hereunder for the greater of: (a) the eligibility waiting period for long-term disability benefits under the AG US Group Services Inc. Health and Welfare Plan (or any successor plan thereto), if any, (b) an aggregate of six (6) months in any consecutive twelve (12) month period, or (c) a period of three (3) consecutive months.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.
“Pro-Rata AIP Amount” means an amount equal to the AIP Amount for Executive for the year in which such Executive incurs a Termination Date multiplied by a fraction, the numerator of which shall equal the number of days worked in the year between January 1st of such year and the Termination Date and the denominator of which shall equal 365.
“Purchase Agreement” has the meaning set forth in the recitals.
“Recoupment Policy” has the meaning set forth in Section 24.
“Release” means the customary waiver and release agreement generally used by the Company for executives, in the form attached as Exhibit D hereto, with only such modifications as may be required to address changes in law.
“Required Investment Amount” has the meaning set forth in Section 5(a).

“Section 409A” has the meaning set forth in Section 23(a).
“Severance Payment” means a lump-sum cash payment equal to the sum of: (a) an amount equal to the Pro-Rata AIP Amount, plus (b) an amount equal to one year of Executive’s Base Salary, plus (c) an amount equal to Executive’s AIP Amount, plus (d) an amount equal to the Health Continuation Amount
“Solicitation” has the meaning set forth in Section 10(c).
“Specified Employee Payment Date” has the meaning set forth in Section 23(b).
“Termination Date” means the last day of Executive’s employment with the Company and any Affiliate; provided, further, however, that the determination of Executive’s termination of employment by reason of a sale of assets, sale of stock, spin-off or other similar transaction of the Company or an Affiliate will be made in accordance with Treasury Regulation Section 1.409A-1(h).
“Third Party Information” has the meaning set forth in Section 7(d).
“Transaction” has the meaning set forth in the recitals.
“Work Product” has the meaning set forth in Section 9.

28